Exhibit 99.1

[Coach Industries Group, Inc. Logo]

CONTACT:

Coach Industries Group, Inc., Cooper City

Robert L. Lefebvre, 954-602-1400

IR@cigi.cc

FOR IMMEDIATE RELEASE

IMPERIAL SYSTEMS, INC. TO ACQUIRE ASSETS OF SPRINGFIELD COACH INDUSTRIES GROUP, INC. AND COACH FINANCIAL SERVICES, INC.

COOPER CITY, FL —Mar.20, 2007: Coach Industries Group, Inc. ("Coach Industries") (OTCBB:CIGI – News), which offers an array of financial services to commercial fleet operators, including vehicle financing and specialty insurance products, today announced that Imperial Systems, Inc. (the “Purchaser”) has reached a definitive agreement to acquire the assets of Springfield Coach Industries Group, Inc. (the “Company”) and Coach Financial Services, Inc. (“CFS” and together with the Company collectively the “Seller”), both wholly-owned subsidiaries of Coach Industries Group, Inc. (“Coach”) for a total of $2.5 million, subject to terms satisfactory to Laurus Master Funds, LLC (“Laurus”). All of the $2,500,000 received from the Seller will be allocated to Laurus from Coach Industries, the principal creditor, thereby leaving a principal balance of $4,337,209 owed by the Coach Industries to Laurus.

Robert L. Lefebvre, Coach CEO commented, “We believe this transaction is in the best interests of our shareholders in our effort to maximize value for them. As a result of this transaction, we believe that the Coach Industries of today is in a much better position and more profitable than the Coach Industries of yesterday.

About Coach Industries Group, Inc.

Coach Industries Group, Inc. (OTCBB:CIGI—News; "Coach") a holding company focused on providing financial services and independent contractor settlement to Courier Operators and their drivers.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, government approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the Company’s filings with the Securities and Exchange Commission.